Exhibit 10.5

PHYSICIAN SHAREHOLDER AGREEMENT

This PHYSICIAN SHAREHOLDER AGREEMENT (this “Agreement”), dated as of May 10, 2019, is granted and delivered by Thomas Lam, M.D. (“Shareholder”), a physician licensed under the laws of the State of California (the “State”), in favor of Network Medical Management, Inc. a California corporation (“Manager”), and Apollo Medical Holdings, Inc., a Delaware corporation (“Apollo”), and for the benefit of AP-AMH Medical Corporation, a California professional medical corporation (“Practice”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Management Agreement (as defined below).

BACKGROUND STATEMENT

A.           Practice is a professional entity organized under the laws of the State to provide professional medical services. Shareholder is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding stock in Practice (the “Shares”). Practice has entered into that certain Administrative Services Agreement dated as of the date hereof by and between Practice and Manager (as amended or restated from time to time, the “Management Agreement”), pursuant to which Manager provides exclusive management and administrative services to Practice.

B.           As the majority shareholder of Practice, Shareholder will substantially benefit from Manager’s performance under the Management Agreement, including Manager’s or Apollo’s ability to extend credit to the Practice, and has the ability to impact Practice’s compliance with certain terms of the Management Agreement. The purpose of this Agreement is to memorialize the agreement of Shareholder to act in accordance with the Management Agreement, and to the extent of Shareholder’s personal authority, refrain from any action or inaction that would result in a breach by Practice of its obligations under the Management Agreement.

C.           Pursuant to the Management Agreement, Manager has the exclusive right to provide management and administrative services to Practice. Manager has expended, and will continue to expend, significant resources, and has undertaken significant obligations, and will continue to incur significant obligations, to be in a position to perform its obligations under the Management Agreement. In consideration of such services, Practice has entered into certain covenants under the Management Agreement that assure Manager the exclusive right to provide management and administrative services to Practice.

D.           Apollo, as the sole shareholder of Manager, has the authority to cause Manager to enter into the Management Agreement. In light of the substantial benefits flowing directly to Practice and indirectly to Shareholder from Manager’s performance of the Management Agreement, it is a condition to Apollo’s causing Manager to enter into the Management Agreement that Shareholder execute and deliver this Agreement. Apollo and Manager are relying on this Agreement in their decision for Manager to enter into the Management Agreement and Manager would not enter into the Management Agreement without this Agreement.

E.           Apollo is loaning money to Practice pursuant to (i) a Loan Agreement between Apollo and Practice, dated on or about the date hereof (as amended or restated from time to time, the “Loan Agreement”), (ii) a Security Agreement made by Practice in favor of Apollo, dated on or about the date hereof (as amended or restated from time to time, the “Security Agreement”), and (iii) a Secured Promissory Note made by Practice in favor of Apollo, dated on or about the date hereof (as amended or restated from time to time, the “Note” and, collectively with the Loan Agreement and Security Agreement, the “Loan Documents”). Apollo has required this Agreement to be executed as a condition to entering into the Loan Documents. The proceeds of Apollo’s loans to Practice will provide substantial benefits and assistance to Practice and to Manager in the performance of Manager’s obligations under the Management Agreement, including Manager’s obligation to extend credit to the Practice; consequently, Shareholder will receive substantial benefits from Apollo’s loans to Practice.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Apollo to cause Manager to enter into the Management Agreement with Practice and Apollo to make loans to Practice, Shareholder hereby agrees as follows:

ARTICLE I
SHAREHOLDER COVENANTS

1.1         Compliance with Management Agreement and Loan Documents.

1.1.1           Without limiting any other obligation of Shareholder hereunder or of Practice under the Management Agreement, during the term of the Management Agreement, Shareholder shall not take any action, or fail to take any action, in his or her capacity as a shareholder, director or officer of Practice, that would cause Practice to breach the Management Agreement or any of the Loan Documents to which Practice is a party.

1.1.2           Whenever the Management Agreement requires Manager and Practice to agree on the amount of the management fees payable by Practice under the Management Agreement, Shareholder shall use his or her best efforts to cause Practice to negotiate in good faith and to reach an agreement on the amount of such management fees.

1.1.3           Shareholder agrees to be responsible for all damages suffered by Manager due to the affirmative actions or intentional omissions by Shareholder that result in a breach by Practice of its obligations under the Management Agreement or any Loan Document (such that the breach would not have occurred but for Shareholder’s affirmative action or intentional omission in connection therewith).

1.2          Issuance, Transfer of Shares. Except as otherwise provided herein or in the Loan Documents, neither the Shareholder nor his estate, heirs or devisees shall sell, assign, transfer, gift, pledge, hypothecate, encumber or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, any or all of the Shares which the Shareholder now owns or may hereafter acquire. In addition, the Shareholder shall not cause Practice to authorize, approve or declare any dividend or other distribution with respect to the Shares. In furtherance of the foregoing, concurrently with the execution hereof, Shareholder agrees to place a restrictive legend on any certificates representing Shares that reads substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE, AND THE TRANSFER THEREOF, ARE SUBJECT TO THE PROVISIONS OF A PHYSICIAN SHAREHOLDER AGREEMENT IN FAVOR OF APOLLO MEDICAL HOLDINGS, INC. AND NETWORK MEDICAL MANAGEMENT, INC., DATED AS OF MAY 10, 2019 (A COPY OF WHICH IS ON FILE IN, AND MAY BE EXAMINED AT, THE PRINCIPAL OFFICE OF THE CORPORATION), AND NO TRANSFER OF THE SHARES REPRESENTED HEREBY OR OF SHARES ISSUED IN EXCHANGE THEREFOR SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH AGREEMENT SHALL HAVE BEEN FULFILLED.”

1.3          Obligations Concerning Certain Actions.

1.3.1           The Shareholder and Practice shall provide written notice (the “Notice”) to Apollo of any vote or action (an “Action”) to be taken at any time or from time-to-time by the Shareholder in his capacity as Practice’s sole shareholder or as its sole director with respect to any of the matters set forth below:

(a)               The lease, sale, exchange, transfer, mortgage or other assignment or disposal of all or substantially all of Practice’s assets;

(b)              The merger, consolidation, or reorganization of Practice;

(c)               The issuance of any shares of Practice’s stock or any warrant, option, right or other security convertible into or exchangeable for capital stock of Practice, or the creation of any new class or series of stock;

(d)              The sale, exchange, transfer, mortgage or other assignment or disposal of any of the Shares;

(e)               The adoption, amendment, restatement, repeal or modification of this Agreement, the Articles of Incorporation and/or the Bylaws of Practice;

(f)               The formation of any subsidiaries, joint ventures, or other entities by Practice or in which Practice has an equity or debt interest;

(g)              Any action related to the amendment, modification or termination of any agreements with Apollo and/or Manager (or any successor);

(h)              Any action concerning legal matters or the management of financial affairs or resources of Practice;

(i)               The delegation of any authority with respect to the affairs of Practice by the Shareholder to any other person or entity;

(j)               The nomination or election of any person other than the Shareholder to Practice’s Board of Directors;

(k)              Except in connection with the Loan Documents, incurrence of extraordinary indebtedness (other than indebtedness incurred with respect to normal accounts payable or otherwise in the ordinary course of business) by Practice in excess of Five Thousand Dollars ($5,000), whether as a demand or term loan, a line of credit, or other form of short-term or long-term debt;

(l)               Except in connection with the Loan Documents, entry into any material agreement pertaining to the business of Practice;

(m)             Liquidation or dissolution of Practice; and/or

(n)              Entry into any agreement with any other person or entity to do any of the foregoing.

1.3.2           No Action Permitted During the Notice Period. The Notice shall be given by the Shareholder at least thirty (30) days prior to taking any Action; provided that, if the Shareholder is required by law to act prior to the expiration of such 30-day period, the Shareholder shall give such written notice to Apollo as early as possible prior to the time that the Shareholder is required to act (such 30-day period, or less if required by law, is referred to as the “Notice Period”). During the Notice Period, the Shareholder shall not take or ratify the Action described in the Notice.

1.3.3           Notice Requirements. The Notice shall include a description of the contemplated Action and copies of all relevant documents and materials. Within ten (10) days after Apollo’s receipt of the Notice, Apollo may reasonably request additional documentation and materials related to the contemplated vote or action, and the Shareholder shall promptly provide the same to the requesting party; provided that, unless otherwise required by law, the Notice Period shall be extended by the number of days between the date of any request for additional documentation and the date such additional documentation is delivered to the requesting party.

1.3.4           Action Taken in Contravention is Null and Void. Any Action taken by the Shareholder or Practice in contravention of the Shareholder’s obligations to provide the Notice or to refrain from taking an Action within the Notice Period, shall be null and void and of no force or effect to the extent permitted by applicable law.

1.4          General.

1.4.1           Shareholder agrees that his obligations hereunder are absolute and unconditional, and such obligations shall not be discharged, limited or otherwise affected by (i) any amendment, modification, supplement to, discharge or waiver of any provisions of the Management Agreement or Loan Documents or (ii) any other circumstance that might otherwise constitute a legal or equitable discharge or defense available to Practice or Shareholder.

1.4.2           No obligation of Shareholder hereunder shall be discharged other than by complete performance of such obligation.

1.4.3           Shareholder agrees that, pursuant to this Agreement, Shareholder shall deliver to Apollo, for Apollo to hold for the term of this Agreement, (i) an undated and signed irrevocable stock power with regard to its stock in Practice, (ii) an undated and signed resignation of Shareholder’s position as officer and/or director, as applicable, of Practice, and (iii) Shareholder’s stock certificate in Practice.

1.4.4           Shareholder shall maintain Shareholder’s license to practice medicine in the State, and Shareholder shall notify Apollo immediately upon the loss of such licensure or the commencement of any proceeding or action that may result in the loss of such licensure.

ARTICLE II
APOLLO’S ACQUISITION RIGHT

2.1          Apollo’s Acquisition Right.

(a)              In support and furtherance of Shareholder’s obligations under this Agreement and for the consideration received herewith, Shareholder agrees that at any time or from time to time during the term of this Agreement, Apollo may designate a third party who is permitted under California law to be a shareholder of Practice (a “Permitted Transferee”) with the right (the “Acquisition Right”) (a) to acquire Shareholder’s Shares for a purchase price of $100.00, or (b) to acquire from Practice, for a purchase price of $100.00, a number of equity interests in Practice that, if issued to the Permitted Transferee, would result in such Permitted Transferee’s holding a 51% ownership interest in Practice (the “Share Transfer”).

(b)              The Acquisition Right shall be exercisable by Apollo by delivering written notice of such exercise and payment to Shareholder or Practice, as applicable, and upon exercise, Shareholder shall be obligated to assign and transfer the Shares or to cause Practice to issue new equity interests (as applicable), free and clear of all liens, encumbrances, claims of third parties, security interests, mortgages, pledges, agreements, options and rights of others of any kind whatsoever, whether or not filed, recorded or perfected. In furtherance of the foregoing, at any time an “Event of Default” is in existence under the Loan Documents, Apollo shall have the right to exercise its Acquisition Right in favor of a Permitted Transferee approved by Apollo. On or before the Share Transfer, the Shareholder shall execute all such documentation, if any, required or convenient to transfer and convey all of the Shareholder’s right, title and interest in and to the Shares.

ARTICLE III
GENERAL

3.1          Term. This Agreement shall remain in full force and effect until such time as Shareholder no longer holds an ownership interest in any capital stock or other equity interests of Practice.

3.2          Arbitration. Any dispute hereunder shall be settled exclusively by binding arbitration before a single arbitrator in accordance with the Rules of Procedure for Arbitration of the American Health Lawyers Association (AHLA) Alternative Dispute Resolution Service, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall occur in the city where Practice is located within sixty (60) days after a party gives notice to the other party of its election to trigger this arbitration clause. The arbitrator shall be chosen in accordance with the rules of the AHLA Alternative Dispute Resolution Service then in effect. If the AHLA Alternative Dispute Resolution Service is no longer in effect, then the arbitration shall be conducted as set out above by the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association then in effect. The arbitrator may award attorneys’ fees and costs to the prevailing party. The parties shall share the costs of the arbitrator equally between them. Each party shall bear its own expenses of preparation for and participation in arbitration. The statute of limitations applicable to any claim shall be determined as if such claim were being asserted in the State where Practice is located, and such statute of limitations shall apply to preclude arbitration of any claim hereunder not brought within the applicable limitation period. Notwithstanding anything herein to the contrary, the parties reserve the right to proceed at any time in any court having jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights of self-help, including peaceful occupation of real property and collection of rents, set off, and peaceful possession of personal property, (ii) pre-judgment garnishment or attachment of property, (iii) a preliminary injunction or temporary restraining order to preserve the status quo or to enforce a party’s rights under any provision set forth herein, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of the arbitrator to grant similar remedies that may be requested by a party in a dispute. The agreement to arbitrate set forth in this Section may only be enforced by the parties to this Agreement and their permitted successors and assigns, shall survive the termination or breach of this Agreement, and shall be construed pursuant to and governed by the provisions of the Federal Arbitration Act, 9 U.S.C. §1, et seq.

3.3          Waiver of Jury Trial. To the fullest extent permitted by law, the parties hereby waive the right to trial by jury.

3.4          Entire Agreement. This Agreement expresses the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior or contemporaneous written or oral understanding or agreement.

3.5          Legal Events. If any law is adopted or amended or any rule or regulation is published for public comment, promulgated or modified, any administrative ruling, advisory opinion or judicial interpretation in any jurisdiction is issued or modified or any court or administrative tribunal in any jurisdiction issues any decision, judgment, order or interpretation, which, in the reasonable judgment of one party draws into question the terms of this Agreement in a manner that may materially and adversely affect a party’s or any party’s affiliate’s licensure, accreditation, certification, or ability to bill, to claim, to present a bill or claim, or to receive payment or reimbursement from any payor or that may subject such party to a substantial risk of prosecution or civil monetary penalty, then the parties shall modify this Agreement to the minimum extent necessary to eliminate the illegal or unenforceable aspects hereof, while remaining consistent with the intent of this Agreement in its original form.

3.6          Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to the enforced. No delay in the exercise of any right shall be deemed a waiver thereof, and no waiver of a right or remedy in a particular instance shall constitute a waiver of such right or remedy generally. In addition, this Agreement shall not be amended, terminated, supplemented or superseded without the prior written consent of Apollo’s Board of Directors.

3.7          Waiver. A waiver of any breach on any one occasion shall not constitute a waiver of any other or subsequent breach whether of like or different nature. No delay or failure by any party to insist upon the strict performance of any term of this Agreement, or to exercise any right or remedy available upon any breach of this Agreement, shall operate as a waiver thereof, and no single or partial exercise of any right or remedy under this Agreement shall preclude other or further exercise thereof or the exercise of any other right, power or privilege. No course of dealing between the parties shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any default hereunder.

3.8          Assignment. Neither Practice nor Shareholder shall assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Apollo. Each of Apollo and Manager shall have a right to assign this Agreement in connection with a transfer of all or substantially all of such party’s business, whether by sale, merger or otherwise. Shareholder specifically agrees that Manager shall have the right to perform its obligations hereunder through any affiliate without Shareholder’s consent.

3.9          Successors and Assigns. All of the provisions herein contained shall be binding upon and inure to the benefit of the heirs, successors and permitted assigns of the parties hereto to the same extent as if such heirs, successors and permitted assigns were in each case named as a party to this Agreement.

3.10        Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein, except as otherwise expressly provided in this Agreement. The parties hereto agree that if a court determines that any of the covenants contained herein is unreasonable, void or invalid for any reason whatsoever, then such covenant shall be modified as the court, or jury if applicable, shall determine to be fair and reasonable, IT BEING THE INTENT OF THE PARTIES HERETO TO BE SUBJECT TO AN AGREEMENT FOR THE NECESSARY PROTECTION OF THE LEGITIMATE INTERESTS OF APOLLO AND MANAGER, WHICH IS NOT UNDULY HARSH IN CURTAILING THE LEGITIMATE RIGHTS OF SHAREHOLDER. Shareholder acknowledges and agrees that the provisions herein do not deprive him/her of the ability to find employment and maintain a reasonable personal income.

3.11        Covenants Independent. The covenants contained herein shall be construed as independent agreements and the existence of any claim which Shareholder may have against Apollo and/or Manager will not constitute a defense to the enforcement by Apollo and/or Manager by injunctive relief or otherwise, of the provisions contained herein.

3.12        Notices. Any notices required or permitted to be given under this Agreement shall be given in writing to each other party and shall be deemed to be given (i) if deposited in the United States mail, postage prepaid, certified mail, return receipt requested, on the third (3rd) day following mailing or (ii) if deposited with a commercial overnight delivery service, on the day following deposit. Notice shall be addressed to the recipient at the address set forth below, or such other address or addresses as Party may designate from time to time by notice satisfactory under this section:

To Shareholder: Thomas Lam, M.D. 1668 S. Garfield Ave., 2nd Floor Alhambra, CA 91801	To Practice: AP-AMH Medical Corporation 1668 S. Garfield Ave., 2nd Floor Alhambra, CA 91801

To Apollo: Apollo Medical Holdings, Inc. 1668 S. Garfield Ave., 2nd Floor Alhambra, CA 91801	To Manager: Network Medical Management, Inc. 1668 S. Garfield Ave., 2nd Floor Alhambra, CA 91801

3.13        Further Assurances. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement.

3.14        Captions. The paragraph captions contained in this Agreement are inserted only as a matter of convenience of reference and in no way define, limit or describe the scope of this Agreement, nor the intent of any provision thereof.

3.15        Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Signatures transmitted by facsimile transmission or electronically shall be deemed originals for this purpose.

3.16        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State.

3.17        Construction. Notwithstanding the general rules of construction, both parties were given an equal opportunity to negotiate the terms and conditions of this Agreement and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

3.18        Number and Gender. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the other, whenever the context so requires.

3.19        Spousal Consent. Shareholder shall cause his or her spouse to execute an Adoption, Ratification and Consent of Spouse, substantially in the form of Exhibit A attached hereto, signifying such spouse’s consent to this Agreement and such spouse’s agreement that any rights that such spouse may have, as a result of a community property or other interest in the Shares, shall be subject to the provisions of this Agreement. It is intended by this Agreement that Shareholder shall subject his or her entire interest in the Shares to the terms of this Agreement, irrespective of any community property or other interest of his or her spouse. The provisions of this Section shall survive the termination of this Agreement.

IN WITNESS WHEREOF, Shareholder has executed this Agreement as of the date and year first above written.

“Shareholder”:

/s/ Thomas Lam, M.D.
THOMAS LAM, M.D.

ACCEPTED AND AGREED

as of the date first above written:

“Apollo”:		“Manager”:

APOLLO MEDICAL HOLDINGS, INC.		NETWORK MEDICAL MANAGEMENT, INC.

By:	/s/ Mitchell Kitayama	By:	/s/ Mitchell Kitayama
Name:	Mitchell Kitayama	Name:	Mitchell Kitayama
Title:	Independent Committee Director	Title:	Independent Committee Director

By:	/s/ Eric Chin	By:	/s/ Eric Chin
Name:	Eric Chin	Name:	Eric Chin
Title:	Chief Financial Officer	Title:	Chief Financial Officer

“Practice”:

AP-AMH MEDICAL CORPORATION

By:	/s/ Thomas Lam, M.D.
Name:	Thomas Lam, M.D.
Title:	Chief Executive Officer

Exhibit A

ADOPTION, RATIFICATION AND CONSENT
OF SPOUSE

1.	I am the spouse of Thomas Lam, M.D., and do hereby certify that I have carefully read the foregoing Physician Shareholder Agreement attached hereto (the "Agreement") relating to the shares of capital stock of AP-AMH Medical Corporation, a California professional corporation, owned by my spouse (the "Shares").

2.	I am aware that, under to the terms of the Agreement, my spouse agrees to sell and have fixed the value and terms of any sale of all of his shares of AP-AMH Medical Corporation, including any community property interest I may have therein.

3.	I understand the meaning and effect of the Agreement, and I fully and freely consent to, approve, and join in the purpose of such Agreement. I do hereby subject, to the terms of the Agreement, any community property interest I may have in the Shares, and I promise and agree to execute any and all instruments and to do any and all things necessary or proper to accomplish the purposes set forth in the Agreement. In consideration of the benefits to me, I hereby agree to be bound by the terms and conditions of the Agreement, as surviving spouse, heir, devisee, or legatee in the event that I survive my spouse.

4.	I hereby agree that my spouse is the manager of the Shares subject to the Agreement.

5.	I acknowledge that my execution of this Adoption, Ratification and Consent of Spouse will affect (i) my ability to dispose of any community interest I may have in the Shares at my death, and (ii) my succession to said interest in the Shares. I direct that the residuary clause of each of my wills shall not be deemed to apply to my community property interest, if any, in the Shares.

6.	I HAVE BEEN ADVISED TO SEEK INDEPENDENT LEGAL REPRESENTATION TO ADVISE ME OF MY INTERESTS AND RIGHTS, IF ANY, IN SUCH SHARES AND ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK SUCH INDEPENDENT LEGAL COUNSEL.

Executed at Los Angeles County, California.

Spouse of Thomas Lam, M.D.:

Sign Name:

Print Name:

Date:

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